Exhibit 4.1
SUPPLEMENTAL INDENTURE NO. 1
     This SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is dated as of November 16, 2007, among Legacy Vulcan Corp. (formerly known as “Vulcan Materials Company”), a New Jersey corporation (the “Company”), Vulcan Materials Company (formerly known as “Virginia Holdco, Inc.”), a New Jersey corporation (“Holdco”), and The Bank of New York Trust Company, N.A., as successor trustee (together with its successors in trust, the “Trustee”) under the Indenture (as hereinafter defined).
     WHEREAS, the Company and the Trustee (as successor to Morgan Guaranty Trust Company of New York and The Bank of New York) are parties to an Indenture, dated as of May 1, 1991 (the “Indenture”), pursuant to which the Company issued its $250 million 6.00% Notes due 2009 (the “2009 Notes”) and $5 million 8.8% medium-term notes due 2011, $10 million 8.7% medium-term notes due 2013, and $6 million 8.85% medium term notes due 2021 (the “Medium-Term Notes”, and together with the 2009 Notes, the “Securities”);
     WHEREAS, on February 19, 2007, the Company entered into an Agreement and Plan of Merger, as amended (the “Merger Agreement”) with Holdco, Florida Rock Industries, Inc. (“Florida Rock”), Virginia Merger Sub, Inc. (“Virginia Merger Sub”), and Fresno Merger Sub, Inc. (“Fresno Merger Sub”), pursuant to which (i) Virginia Merger Sub will merge with and into the Company, with the Company being the surviving company and a wholly owned subsidiary of Holdco and (ii) Fresno Merger Sub will merge with and into Florida Rock, with Florida Rock being the surviving company and a wholly owned subsidiary of Holdco (the “Mergers”);
     WHEREAS, in connection with the Mergers, Holdco desires to fully and unconditionally guarantee to each Holder the full and punctual payment of the principal of, premium, if any, and interest on the Securities on the dates and in the manner provided for in the Indenture and the Securities;
     WHEREAS, Section 901(5) of the Indenture provides that, without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more supplemental indentures, to add to, change or eliminate any of the provisions of the Indenture in respect of one or more series of Securities, provided that any such addition, change or elimination shall not modify the rights of the Holder of any such Security with respect to such provision;
     WHEREAS, the execution and delivery of this instrument have been duly authorized and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with; and
     WHEREAS, this Supplemental Indenture is being executed immediately after the closing of the Mergers;
     NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:
ARTICLE 1.   HOLDCO GUARANTEE
     Section 1.01.   Holdco hereby fully and unconditionally guarantees to each Holder the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all obligations of the Company under the Indenture and the Securities, whether for payment of principal of, premium, if any, or interest on the Securities and all other monetary obligations of the Company under the Indenture and the Securities. Holdco hereby waives diligence, presentment, demand of payment, any right to require a proceeding first against the Company, protest or notice and all demands whatsoever with respect to the Securities or the indebtedness evidenced thereby.
     Section 1.02   The agreements of Holdco herein shall be valid and obligatory with respect to any Security that heretofore or hereinafter has been authenticated and delivered under the Indenture.
ARTICLE 2.   MISCELLANEOUS
     Section 2.01.   On the date hereof, the Indenture shall be supplemented and amended in accordance herewith, and this Supplemental Indenture shall form part of the Indenture for all purposes, and the Holder of every Security heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. The Trustee accepts the trusts created by the Indenture, as amended and supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as amended and supplemented by this Supplemental Indenture.
     Section 2.02.   Capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the Indenture.
     Section 2.03.   This Supplemental Indenture shall become effective as of the date hereof at such time as executed counterparts of this Supplemental Indenture have been delivered by each party hereto to the other party thereto.
     Section 2.04.   All provisions of this Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture. The Indenture, as amended and supplemented by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument and all provisions in the Indenture and the Securities shall remain in full force and effect.
     Section 2.05.   In case any one or more of the provisions contained in this Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture, but this Supplemental Indenture shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     Section 2.06.  The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.
     Section 2.07.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity and sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and Holdco.
     Section 2.08.  In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Securities relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.
     Section 2.09.  All covenants and agreements in this Supplemental Indenture by the Company and the Trustee shall bind their respective successors and assigns. Nothing in this Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors under the Indenture and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture.
     Section 2.10.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

LEGACY VULCAN CORP.
By:	/s/ Daniel F. Sansone
	Name:	Daniel F. Sansone
	Title:	Senior Vice President and Chief Financial Officer

VULCAN MATERIALS COMPANY
By:	/s/ Daniel F. Sansone
	Name:	Daniel F. Sansone
	Title:	Senior Vice President and Chief Financial Officer

THE BANK OF NEW YORK TRUST COMPANY, N.A., Trustee
By:	/s/ Charles S. Northen, IV
	Name:	Charles S. Northen, IV
	Title:	Vice President

[Supplemental Indenture Signature Page]